Exhibit 10.1
INTERVOICE, INC. 2005 STOCK INCENTIVE PLAN
SUMMARY OF STOCK OPTION GRANT
     You, the Optionee named below, have been granted the following option (the “Option”) to purchase shares of the common stock, no par value per share (the “Common Stock”), of Intervoice, Inc., a Texas corporation (“Intervoice”), on the terms and conditions set forth below and in accordance with the Stock Option Award Agreement (the “Agreement”) to which this Summary of Stock Option Grant is attached and the Intervoice, Inc. 2005 Stock Incentive Plan (the “Plan”):
Optionee Name:

Number of Option Shares Granted:

Type of Option:

Grant Date:

Exercise Price Per Share:

Vesting Commencement Date:
Vesting Schedule:	The Option shall vest over a period of time and shares of Common Stock subject to the Option shall become purchasable in installments in accordance with the following schedule: (i) 50% of such shares (if a fractional number, then the next lower whole number) shall become purchasable, in whole at any time or in part from time to time, on February 28, 2006, if Optionee is in the continuous service of Intervoice or an Affiliate until such vesting date; and (ii) the remaining shares shall become purchasable, in whole at any time or in part from time to time, on February 28, 2009, if the Optionee is in the continuous service of Intervoice or an Affiliate until such vesting date.
     You, by your signature as Optionee below, acknowledge that you (i) have reviewed the Agreement and the Plan in their entirety and have had the opportunity to obtain the advice of counsel prior to executing this Summary of Stock Option Grant, (ii) understand that the Option is granted under and governed by the terms and provisions of the Agreement and the Plan, and (iii) agree to accept as binding all of the determinations and interpretations made by the Committee with respect to matters arising under or relating to the Option, the Agreement and the Plan.

OPTIONEE:	INTERVOICE, INC.

	By:	H. Don Brown
(Signature of Optionee)

Name:

	Title:	Executive Vice President Human Resources

INTERVOICE, INC. 2005 STOCK INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
     THIS AGREEMENT is made as of the Grant Date (as set forth on the Summary of Stock Option Grant) between Intervoice, Inc., a Texas corporation (“Intervoice”), and Optionee pursuant to the Intervoice, Inc. 2005 Stock Incentive Plan (the “Plan”).
     WHEREAS, the Compensation Committee of the Board of Directors of Intervoice with respect to an Option granted to an employee or the Board of Directors of Intervoice with respect to an Option granted to an outside director (the “Committee”) has authority to grant Options under the Plan to employees and outside directors of and other individuals performing services for Intervoice and its Affiliates; and
     WHEREAS, the Committee has determined to award Optionee the Option described in this Agreement;
     NOW, THEREFORE, Intervoice and Optionee agree as follows:
     1. Effect of Plan and Authority of Committee. This Agreement and the Option granted hereunder are subject to the Plan, which is incorporated herein by reference. The Committee is authorized to make all determinations and interpretations with respect to matters arising under or relating to the Plan, this Agreement and the Option granted hereunder. Capitalized terms used and not otherwise defined herein have the respective meanings given them in the Plan or in the Summary of Stock Option Grant, which are attached hereto and incorporated herein by this reference for all purposes.
     2. Grant of Option. On the terms and conditions set forth in this Agreement, the Summary of Stock Option Grant and the Plan, as of the Grant Date, Intervoice hereby grants to Optionee the option to purchase the number of shares of Common Stock set forth on the Summary of Stock Option Grant at the Exercise Price per share set forth on the Summary of Stock Option Grant (the “Option”). The Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, as provided in the Summary of Stock Option Grant. If the Option is intended to be an Incentive Stock Option, it is agreed that the exercise price is at least 100% of the Fair Market Value of a share of Common Stock on the Grant Date (110% of Fair Market Value if Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Intervoice or any Affiliate, within the meaning of Section 422(b)(6) of the Code). If this Option is intended to be an Incentive Stock Option, but the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options granted to Optionee (including all options qualifying as incentive stock options pursuant to Section 422 of the Code granted to Optionee under any other plan of Intervoice or any Affiliate) are exercisable for the first time by Optionee during any calendar year exceeds $100,000 (determined as of the date the Incentive Stock Option is granted), this Option shall not be void but shall be deemed to be an Incentive Stock Option to the extent it does not exceed the $100,000 limit and shall be deemed a Nonqualified Stock Option to the extent it exceeds that limit.
     3. Vesting. This Option may be exercised only to the extent it is vested on the vesting dates in accordance with the Vesting Schedule set forth in the Summary of Stock Option Grant. The vested percentage indicated in such Vesting Schedule shall be exercisable, as to all or part of the vested shares, at any time or times after the respective vesting date and until the expiration or termination of the Option. The vesting of this Option may be accelerated in certain events as set forth in the Plan. The unvested portion of this Option shall terminate and be forfeited immediately on the date of Optionee’s termination of employment or service.
     4. Term.
     (a) Term of Option. This Option may not be exercised after the expiration of seven years from the Grant Date (five years from the Grant Date if the Option is an Incentive Stock Option and Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Intervoice or any Affiliate, within the meaning of Section 422(b)(6) of the Code, as of the Grant Date). If the expiration date of this Option or any termination date provided for in this Agreement shall fall on a Saturday, Sunday or a day on which the executive offices of the Company are not open for business, then such expiration or termination date shall be deemed to be the last normal business day of the Company at its executive offices preceding such Saturday, Sunday or day on which such offices are closed.
     (b) Early Termination. Except as provided below, this Option may not be exercised unless Optionee shall have been in the continuous employ or service of Intervoice or any Affiliate from the Grant Date to the date of exercise of the Option. This Option may be exercised after the date of Optionee’s termination of employment or service with Intervoice and its Affiliates only in accordance with Section 7.5 of the Plan.
     5. Manner of Exercise and Payment. The Optionee (or his or her representative, guardian, devisee or heir, as applicable) may exercise any portion of this Option that has become exercisable in accordance with the terms hereof as to all or any of the shares of Common Stock then available for purchase by delivering to Intervoice written notice, in a form satisfactory to the Committee, specifying:
     (a) the number of whole shares of Common Stock to be purchased together with payment in full of the purchase price of such shares;
     (b) the address to which dividends, notices, reports, and other information are to be sent; and
     (c) Optionee’s social security number or social insurance number.
Payment of the purchase price of the shares of Common Stock shall be made (i) in cash, or by certified or cashier’s check payable to the order of Intervoice, free from all collection charges, or (ii) by delivery of nonforfeitable, unrestricted shares of Common Stock previously acquired by Optionee that have been held for at least six months having an aggregate Fair Market Value as of the date of exercise equal to the total exercise price, or (iii) by a combination of cash (or certified or cashier’s check) and such already-owned shares of Common Stock. Optionee also may elect to pay all or a portion of the purchase price of such shares of Common Stock through a special sale and remittance procedure pursuant to which Optionee shall concurrently provide (A) irrevocable instructions to a broker-dealer to effect the immediate sale or margin of a sufficient portion of the purchased shares and remit directly to Intervoice, out of the sale proceeds available on the settlement date, sufficient funds to cover the purchase price payable for the purchased shares plus all applicable taxes required to be withheld by reason of such exercise and (B) an executed irrevocable option exercise form to Intervoice along with instructions to Intervoice to deliver the certificates for the purchased shares directly to such broker-dealer to complete the sale. This Option shall be deemed to have been exercised on the first date upon which Intervoice receives written notice of exercise as described above, payment of the purchase price and all other documents, information and amounts required with respect to such exercise under this Agreement and the Plan. Notwithstanding the foregoing provisions of this Section 5, the Committee may, in its discretion, reject payment of the purchase price of the shares of Common Stock subject to this Option in the form of already-owned shares or through a sale and remittance procedure with a broker-dealer in the event that the Committee determines that such payment forms violate the provisions of applicable law or result in negative accounting treatment to Intervoice.
     6. Withholding Tax. Promptly after demand by Intervoice, and at its direction, Optionee shall pay to Intervoice or the appropriate Affiliate an amount equal to the applicable withholding taxes due in connection with the exercise of the Option. Pursuant to Section 15.5 of the Plan, such withholding taxes may be paid in cash or, subject to the further provisions of this Section 6 of this Agreement, in whole or in part, by having Intervoice withhold from the shares of Common Stock otherwise issuable upon exercise of the Option a number of shares of Common Stock having a value equal to the amount of such withholding taxes or by delivering to Intervoice or the appropriate Affiliate a number of previously acquired issued and outstanding shares of Common Stock (excluding restricted shares still subject to a risk of forfeiture) having a value equal to the amount of such withholding taxes. The value of any shares of Common Stock so withheld by or delivered to Intervoice or the appropriate Affiliate shall be based on the Fair Market Value (as defined in the Plan) of such shares on the date on which the tax withholding is to be made. Optionee shall pay to Intervoice or the appropriate Affiliate in cash the amount, if any, by which the amount of such withholding taxes exceeds the value of the shares of Common Stock so withheld or delivered. An election by Optionee to have shares withheld or to deliver shares to pay withholding taxes shall be made in accordance with administrative guidelines established by the Committee.
     7. Delivery of Shares. Delivery of the certificates representing the shares of Common Stock purchased, upon exercise of this Option shall be made as soon as reasonably practicable after receipt of notice of exercise and full payment of the Exercise Price and any required withholding taxes. If Intervoice so elects, its obligation to deliver shares of Common Stock upon the exercise of this Option shall be conditioned upon its receipt from the person exercising this Option of an executed investment letter, in form and content satisfactory to Intervoice and its legal counsel, evidencing the investment intent of such person and such other matters as Intervoice may reasonably require. If Intervoice so elects, the certificate or certificates representing the shares of Common Stock issued upon exercise of this Option shall bear a legend to reflect any restrictions on transferability.
     8. Optional Issuance in Book-Entry Form. Notwithstanding the provisions of Section 7, at the option of Intervoice and subject to its Bylaws and Charter, any shares of Common Stock that under the terms of this Agreement are issuable in the form of a stock certificate may instead be issued in book-entry form.
     9. Transferability. This Option is personal to Optionee and during Optionee’s lifetime may be exercised only by Optionee or his or her guardian or legal representative upon the events and in accordance with the terms and conditions set forth in the Plan, and shall not be transferred except by will or by the laws of descent and distribution, nor may it be otherwise sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of in any way (by operation of law or otherwise) and it shall not be subject to execution, attachment or similar process. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of this Option not specifically permitted by the Plan or this Agreement shall be null and void and without effect.
     10. Notices. All notices between the parties hereto shall be in writing and given in the manner provided in Section 15.7 of the Plan. Notices to Optionee shall be given to Optionee’s address as contained in Intervoice’s records. Notices to Intervoice shall be addressed to its General Counsel at the principal executive offices of Intervoice as set forth in Section 15.7 of the Plan.
     11. Relationship With Contract of Employment or Services.
     (a) The grant of an Option does not form part of Optionee’s entitlement to remuneration or benefit pursuant to his or her contract of employment or services, if any, nor does the existence of a contract of employment or services between any person and Intervoice or any Affiliate give such person any right or entitlement to have an Option granted to him or any expectation that an Option might be granted to him whether subject to any conditions or at all.
     (b) The rights and obligations of Optionee under the terms of his or her contract of employment or other contract or agreement for services with Intervoice or any Affiliate, if any, shall not be affected by the grant of an Option.
     (c) The rights granted to Optionee upon the grant of an Option shall not afford Optionee any rights or additional rights to compensation or damages in consequence of the loss or termination of his or her office, employment or service with Intervoice or any Affiliate for any reason whatsoever.
     (d) Optionee shall not be entitled to any compensation or damages for any loss or potential loss which he or she may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his or her office, employment or service with Intervoice or any Affiliate for any reason (including, without limitation, any breach of contract by Intervoice or any Affiliate) or in any other circumstances whatsoever.
     12. Governing Law; Exclusive Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by applicable federal law. The exclusive forum for any action concerning this Agreement or the transactions contemplated hereby shall be in a court of competent jurisdiction in Dallas County, Texas, with respect to a state court, or the Dallas Division of the United States District Court for the Northern District of Texas, with respect to a federal court. OPTIONEE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF A COURT IN THE EXCLUSIVE FORUM AND WAIVES ANY RIGHT HE OR SHE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY THE COMPANY OR ANY OF ITS AFFILIATES TO FEDERAL COURT OF ANY SUCH ACTION HE OR SHE MAY BRING AGAINST IT IN STATE COURT.

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